Filed Pursuant to Rule 424(b)(3)

Registration No. 333-263199

Investment Company Act File No. 811-22963

iCAPITAL KKR PRIVATE MARKETS FUND

(the “Fund”)

Supplement dated February 16, 2023, to the

Prospectus and Statement of Additional Information (“SAI”), dated June 8, 2022

IMPORTANT ANNOUNCEMENT

On January 31, 2023, the Board of Trustees of the Fund (the “Board”) appointed Swan Chang as the Fund’s Principal Financial Officer and Principal Accounting Officer. Following the meeting, Kyle Hartley resigned his position as the Principal Financial Officer. Mr. Hartley will continue to serve as Treasurer.

On January 31, 2023, the Board determined to terminate JPMorgan Chase Bank, N.A. as custodian of the Fund effective January 31, 2023. From and after January 31, 2023, 2023, UMB Bank, N.A. will serve as the sole custodian.

* * *

Accordingly, effective immediately, the Fund’s Prospectus and SAI are revised as follows:

1.	The table under the “Management of the Fund—Independent Trustees” section of the SAI is hereby replaced with the following:

Name, Age and Address	Position(s) Held with Registrant	Term of Office and Length of Time Served*	Principal Occupation(s) During Past 5 Years
Officers

William Kimme (58)	Anti-Money Laundering	Indefinite Length	Senior Compliance
17645 Wright Street	Officer and Chief	— Since 2019 (Chief	Officer of Northern Lights
Omaha, NE 68130	Compliance Officer	Compliance Officer and	Compliance Services,
		Anti-Money Laundering	LLC (since 2011)
Officer)

Swan Chang (45)	Principal Financial Officer and Principal Accounting Officer	Indefinite Length — Since	Vice President, Corporate Finance, iCapital (August 2020 – Present) and Head of Finance and Accounting, Artivest (October 2013 – August 2020)
c/o iCapital KKR Private Markets Fund		2023
One Grand Central Place
60 East 42nd Street, 26th Floor
New York, NY 10165

Kyle Hartley (52)	Treasurer	Indefinite Length — Since	Managing Director and
c/o iCapital KKR Private Markets Fund		2021	Head of Hedge Fund
One Grand Central Place			Finance and
60 East 42nd Street, 26th Floor			Operations, Institutional
New York, NY 10165			Capital Networks Inc
(since 2017) and CFO and
COO of Lone Star Value
Management (2013-2017)

Stephen Jacobs (59)	Secretary	Indefinite Length — Since	General
c/o iCapital KKR Private Markets Fund		2021	Counsel, Institutional
One Grand Central Place			Capital Networks Inc
60 East 42nd Street, 26th Floor			(since 2019) and Chief
New York, NY 10165			Operating Partner and Co-
Chair of the Corporate
Department, Herrick
Feinstein LLP (2016-
2019)

*       Each officer serves an indefinite term, until his or her successor is elected.

2.	All references to Kyle Hartley as “Treasurer and Principal Financial Officer” are replaced with “Treasurer”.

3.	JPMorgan Chase Bank, N.A. no longer serves as a custodian. Accordingly, the first paragraph of the section of the SAI entitled “Custodian and Transfer Agent” is hereby replaced with the following:

UMB Bank, N.A. the (“Custodian”) serves as the custodian of the Fund’s assets, and may maintain custody of the Fund’s assets with domestic and foreign subcustodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Trustees. Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian’s principal business address is 928 Grand Boulevard, Kansas City, MO 64106.

4.	All references to JPMorgan Chase Bank, N.A are removed.

***

The second paragraph of the section of the Prospectus entitled “Purchase of Shares” is hereby replaced with the following:

The Fund accepts initial and additional purchases of Shares as of the first day of each calendar month. The investor must submit a completed Investor Application form five business days before the applicable purchase date (although the Fund, in its sole discretion, may waive the five business days requirement from time to time). All purchases are subject to the receipt of immediately available funds prior to the applicable purchase date in the full amount of the purchase. An investor who misses one or both of these deadlines will have the effectiveness of its investment in the Fund delayed until the following month.

Additionally, the first paragraph of the section of the Prospectus entitled “Purchases of Shares – Purchase Terms” is hereby replaced with the following:

The Fund offers two classes of Shares. The Fund will accept initial and additional purchases of Class A Shares or Class I Shares as of the first day of each calendar month. The investor must submit a completed Investor Application form five business days before the applicable purchase date (although the Fund, in its sole discretion, may waive the five business days requirement from time to time). All purchases are subject to the receipt of immediately available funds prior to the applicable purchase date in the full amount of the purchase (to enable the Fund to invest the proceeds in Investment Funds as of the applicable purchase date). An investor who misses one or both of these deadlines will have the effectiveness of its investment in the Fund delayed until the following month.

Please retain this supplement for future reference.